 Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 4, 2025, except for the effect of revisions of previously issued financial statements as described in Note 2, and updated Note 10 and Note 16 as to which the date is April 17, 2025, with respect to the consolidated financial statements of Blue-Touch Holdings Group Co., Ltd, for the year ended December 31, 2024 in this Registration Statement on Amendment No.13 of Form F-1/A of Blue-Touch Holdings Group Co., Ltd. filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Sugar Land, Texas

April 17, 2025